Exhibit 99.1

Final: For Release	Company Contact:
Ronald W. Ristau
President and
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Kellie Baldyga

NEW YORK & COMPANY, INC. REPORTS SECOND QUARTER SALES RESULTS
Revises Second Quarter Guidance

New York, New York — August 9, 2007 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 580 stores, announced today that total net sales for the thirteen-week period ended August 4, 2007 increased 11.2% to $294.4 million, as compared to $264.9 million for the thirteen-week period ended July 29, 2006.  Comparable store sales increased 4.7% for the thirteen-week period ended August 4, 2007, as compared to a comparable store sales decrease of 4.0% for the thirteen-week period ended July 29, 2006.

Total net sales for the twenty-six-week year-to-date period ended August 4, 2007 increased 8.7% to $578.4 million, as compared to $532.0 million for the twenty-six-week year-to-date period ended July 29, 2006. Comparable store sales increased 1.7% for the twenty-six-week year-to-date period ended August 4, 2007, as compared to a decrease of 6.7% for the twenty-six-week year-to-date period ended July 29, 2006.

Richard P. Crystal, Chairman and CEO stated: “Our second quarter comparable store sales increase of 4.7% reflected high single digit comparable store sales performance in apparel with particular strength in dresses and our wear-to-work classifications.   While we are pleased with our overall level of sales, we experienced a decline in the higher margin accessory business, while maintaining apparel margins consistent with last year, the net effect of which is expected to cause our reported gross profit margin to come in below last year’s second quarter.  We have strengthened our focus on improving the accessory merchandise selection and believe this category will improve as we move forward.”

“As we begin the third quarter, we remain encouraged by our apparel results, and expect our accessory business to improve later this year,” Mr. Crystal continued. “Our inventory is well controlled with average inventory on a comparable per store basis at the end of the second quarter expected to be slightly lower than last year.”

The Company opened 14 new stores and closed three stores during the quarter, ending the quarter with 580 stores and 3.4 million selling square feet in operation.

Guidance

The Company noted that it currently estimates second quarter of fiscal 2007 diluted earnings per share of approximately $0.05, primarily as a result of the decline in gross margin.  This includes an estimated loss of $0.03 in the JasmineSola business.  This compares to its previous second quarter diluted earnings per share guidance range of $0.11 to $0.14 and versus actual second quarter fiscal 2006 diluted earnings per share of $0.11.  The Company will issue final actual second quarter results on August 23, 2007.

The Company plans to issue guidance for the third quarter of fiscal 2007 and update its previously issued guidance for full fiscal year 2007 on August 23, 2007, when it reports actual results for the second quarter.

Conference Call Information

To listen to New York & Company’s pre-recorded second quarter sales message beginning today, Thursday, August 9, 2007 at 8:00 am EST, please dial (877) 519-4471 followed by the conference identification number #9106357.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate acquired businesses into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our ability to maintain and our reliance on our information systems infrastructure; (xvii) our dependence on the success of our brand; (xviii) competition in our market, including promotional and pricing competition; (xix) our reliance on the effective use of customer information; (xx) the effects of government regulation; (xxi) the control of our company by our sponsors; and (xxii) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of New York & Company retail stores and online at www.nyandcompany.com. The Company currently operates 580 retail stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.